Exhibit 99.1

News Release

Contact: Chris O’Neal Vice President, Strategy, Corporate Development and Investor Relations Phone: 704-731-1527 Email: investor.relations@enproindustries.com	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704-731-1500 Fax: 704-731-1511 www.enproindustries.com

EnPro Industries Announces Proposed

Tack-on Offering of $150 Million of Senior Notes

CHARLOTTE, N.C., March 20, 2017 – EnPro Industries, Inc. (NYSE: NPO) today announced its intention to commence an offering of $150 million aggregate principal amount of its 5.875% Senior Notes due 2022 (the “Additional Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The Additional Notes will be treated as a single series with its outstanding $300 million aggregate principal amount 5.875% Senior Notes due 2022 issued on September 16, 2014.

EnPro intends to use the net proceeds from the offering to repay outstanding borrowings under its senior secured revolving credit facility to increase availability to fund future capital requirements, including potential contributions to a trust to be established pursuant to a joint plan of reorganization filed in asbestos bankruptcy proceedings of certain subsidiaries, if such joint plan is approved and consummated, and for other general corporate purposes.

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, the Additional Notes. Any offer of the Additional Notes will be made only by means of a private offering memorandum. The Additional Notes are not being registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in EnPro’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016. In addition, it is not certain whether, and EnPro can provide no assurances that, the offering of the Additional Notes will be completed on the terms described above or at all. Risks and uncertainties include market conditions beyond EnPro’s control, including high-yield debt market conditions.